EXHIBIT 4.11

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH SUCH REQUIREMENTS OR A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE OBLIGOR THAT SUCH TRANSFER WILL NOT RESULT IN ANY VIOLATION OF SUCH LAWS OR AFFECT THE LEGALITY OF THEIR ISSUANCE.

CONVERTIBLE PROMISSORY NOTE

US$2,319,511.64	July 24, 2008

FOR VALUE RECEIVED, the undersigned, Single Touch Interactive, Inc., a Nevada corporation (the "Obligor"), hereby promises to pay to the order of Anthony and Nicole Macaluso, P.O. Box 7034 Rancho Santa Fe, CA 92067 (the "Holder"), the principal sum of Two Million Three Hundred Thousand Five Hundred Eleven Dollars and Sixty Four Cents ($2,319,511.64) payable as set forth below. The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate of 8% per annum, which interest shall be payable monthly. Interest shall be calculated on the basis of the year of 365 days and for the number of days actually elapsed. The payments of principal and interest hereunder shall be made in coin or currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts.

This Note shall be subject to the following additional terms and conditions:

1. Payments. Subject to Section 2 hereof, all principal shall be due on demand of the Holder or hereunder in one (1) installment on July 15, 2010 (the "Maturity Date"). In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday or any other day which is a legal bank holiday under the laws of the Unites States, such payment shall be or become due on the next succeeding business day.

2. Prepayment. The Obligor and the Holder understand and agree that the principal amount of this Note may not be prepaid by the Obligor prior to the maturity date without the express written consent of the Holder. Such consent shall be at the sole discretion of the holder.

3. Conversion.

(a) This Note, excluding accrued interest, shall be convertible into shares of the Obligor's common stock, par value $0.001 per share ("Common Stock"), at a conversion price of Eight Cents ($0.08) per share (the "Conversion Price") at the option of the Holder in whole or in part at any time. The Holder shall effect conversions by surrendering to the Company the Note and by delivering to the Company a conversion notice in the form attached hereto as Exhibit A (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the amount of principal and interest to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice by facsimile (the "Conversion Date"). If the Holder is converting less than the entire principal and interest amount of this Note, then the Obligor shall deliver to the Holder a new Note for such principal and interest amount as has not been converted with two (2) business days of the Conversion Date. Each Holder Conversion Notice, once given, shall be irrevocable.

(b) Not later than five (5) business days after the Conversion Date, the Obligor will deliver, or will cause to be delivered, to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of all or a portion of the principal amount of this Note, including certificates representing the number of shares of Common Stock as equals the accrued but unpaid interest thereon divided by the Conversion Price.

(c) Certificates representing shares of Common Stock to be delivered upon a conversion hereunder may bear restrictive legends and may be subject to trading restrictions on the stock transfer books of the Obligor. The Obligor shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of this Note until the Note is delivered for conversion to the Company, or until the Holder notifies the Obligor that this Note has been lost, stolen or destroyed and provides a bond and other supporting documentation reasonably satisfactory to the Obligor (or other adequate security reasonably acceptable to the Obligor).

(d) The Obligor covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, or its authorized and issued Common Stock held in its treasury, solely for the purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, such number of shares of Common Stock as is equal to the number of shares of Common Stock as shall be issuable upon the conversion of the principal amount of this Note. The Obligor covenants that all shares of Common Stock that shall be so issuable shall, upon issuance thereof, be duly and validly authorized, issued and fully paid, and nonassessable.

(e) Upon a conversion hereunder the Obligor shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may either make a cash payment in respect of any final fraction of a share based on the Conversion Price or round up to the next whole share of Common Stock.

(f) The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the original Holder.

(g) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Obligor at the facsimile telephone number or address of the principal place of business of the Obligor. Any and all notices or other communications or deliveries to be provided by the Obligor hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Obligor, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if delivered via facsimile prior to 4:30 p.m. (Pacific Time) on a business day, (ii) the business day after the date of transmission, if delivered via facsimile later than 4:30 p.m. (Pacific Time) on any date and earlier than 11:59 p.m. (Pacific Time) on such date, (iii) one (1) business day following the date of sending, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

4. No Waiver. No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

5. Waiver of Presentment and Notice of Dishonor. The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

6. Place of Payment. All payments of principal of this Note and the interest due hereon shall be made at such place as the Holder may from time to time designate in writing.

7. Events of Default. The entire unpaid principal amount of this Note and the interest due hereon shall, at the option of the Holder exercised by written notice to the Obligor forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice:

(a)  if default shall be made in the due and punctual payment of the principal of this Note and the interest due thereon when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of five (5) days;

(b) if the Obligor shall:

(i)	admit in writing its inability to pay its debts generally as they become due;

(ii)	file a petition in bankruptcy or petition to take advantage of any insolvency act;

(iii)	make assignment for the benefit of creditors;

(iv)	consent to the appointment of a receiver of the whole or any substantial part of its property;

(v)	on a petition in bankruptcy filed against it, be adjudicated a bankrupt;

(vi)
file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

(c) if the court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of the Obligor's property, and such other, judgment or decree shall not be vacated or set aside or stayed with ninety (90) days from the date of entry thereof;

(d) if, under the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (90) days from the date of assumption of such custody or control; and

(e) if (i) the Company sells, licenses, or otherwise transfers all or substantially all of its assets or (ii) merges with or into another entity in a change of control transaction.

8. Remedies. In case any one or more of the Events of Default specified in Section 7 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights whether by suit and/or equity and/or by action law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder.

9. Registration Rights. Holder shall have unlimited piggyback rights, subject to the Company having first priority to issue primary shares on Company-initiated registrations. The Company will pay all expenses, etc. relating to the piggyback registrations, and will provide appropriate indemnification.

10. Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Governing Law This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Note shall be in the federal or state court sitting in San Diego County.

IN WITNESS WHEREOF, Single Touch Interactive, Inc. has signed this Note as of the 24th day of July 2008.

OBLIGOR:

Single Touch Interactive, Inc.

By:	/s/ Anthony Macaluso
Anthony Macaluso
President and Chief Executive Officer

/s/ Larry Dunn
Larry Dunn
Director

/s/ Richard Siber
Richard Siber
Director